Filed Pursuant to Rule 433 Dated December 2, 2020
Registration No. 333-228614

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside, Principal at Risk Securities
Linked to The Technology Select Sector SPDR® Fund due January 7, 2025
Term Sheet to the Preliminary Pricing Supplement dated December 2, 2020

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 48 months (unless earlier called)
Market Measure	The Technology Select Sector SPDR® Fund (the "Reference Asset") (Bloomberg Ticker: XLK)
Pricing Date	Expected to be December 30, 2020*
Trade Date	Expected to be December 30, 2020*
Issue Date	Expected to be January 5, 2021*
Principal Amount	$1,000 per Security
Original Offering Price	100% of the Principal Amount of each Security
Automatic Call Feature
If the Fund Closing Price of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Price, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	Expected to be January 5, 2022; January 5, 2023; January 5, 2024 and December 30, 2024
Call Settlement Dates	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	Expected to be January 7, 2025
Starting Price	The Fund Closing Price of the Reference Asset on the Pricing Date
Ending Price	The Fund Closing Price of the Reference Asset on the Final Calculation Day
Threshold Price	To be determined on the Pricing Date (equal to the Starting Price multiplied by the difference of 100% minus the Threshold Percentage).
Threshold Percentage	10.00%
Percentage Change
The percentage increase or decrease in the Ending Price from the Starting Price. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset over the term of the Securities) or a negative return (based on any decrease in the price of the Reference Asset over the term of the Securities)

Final Calculation Day	December 30, 2024
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount
Up to 3.15% of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA will receive a distribution expense fee of 0.075%. In respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP / ISIN	064159F27 / US064159F276
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC
* We expect that delivery of the Securities will be made against payment therefor on or about the 3rd Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to The Technology Select Sector SPDR® Fund
•
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

•
Call Feature. If the Fund Closing Price of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Price, the Securities will be automatically called, and on the related Call Settlement Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium**
January 5, 2022	[5.50 - 6.50]% of the Principal Amount
January 5, 2023	[11.00 - 13.00]% of the Principal Amount
January 5, 2024	[16.50 - 19.50]% of the Principal Amount
December 30, 2024 (the “Final Calculation Day”)	[22.00 - 26.00]% of the Principal Amount
** The actual Call Premium applicable to each Call Date will be determined on the Pricing Date.
•
Redemption Amount at Maturity. If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based upon the Fund Closing Price of the Reference Asset on the Final Calculation Day and could be equal to or less than the Principal Amount per Security as follows:

o	If the Ending Price is less than the Starting Price but not by more than 10.00% (the Percentage Change is zero or negative but not below -10.00%):
You will be repaid the Principal Amount;
o	If the Ending Price is less than the Starting Price by more than 10.00% (the Percentage Change is negative and below -10.00%):
Principal Amount + [Principal Amount × (Percentage Change +Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the price of the Reference Asset in excess of 10.00%.
•	Investors may lose up to 90.00% of the Principal Amount.
•	Any positive return on the Securities will be limited to the applicable Call Premium.
•
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to the shares of the Reference Asset or any securities held by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

If the Securities priced today, the estimated value of the Securities would be between $903.91 and $949.08 per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Fund Closing Price of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day), assuming a Threshold Price equal to 90.00% of the Starting Price. The Call Premiums shown in the profile are hypothetical and are based on the midpoint of the ranges specified for the Call Premiums.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Price; and (iv) whether you hold your Securities to maturity or an earlier automatic call.

Hypothetical Returns
If the Securities are automatically called:
Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st call date	$1,060.00	6.00%
2nd call date	$1,120.00	12.00%
3rd call date	$1,180.00	18.00%
4th call date	$1,240.00	24.00%
Assumes the Call Premiums are equal to the midpoints of their specified ranges. Each Security has a Principal Amount of $1,000.

If the Securities are not automatically called:
Hypothetical Ending Price	Hypothetical Percentage Change	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$950.00	-5.00%
$75.00	-25.00%	$850.00	-15.00%
$50.00	-50.00%	$600.00	-40.00%
$25.00	-75.00%	$350.00	-65.00%
$0.00	-100.00%	$100.00	-90.00%
Assumes a hypothetical Starting Price of $100.00. The actual Starting Price will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Price of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

Call Dates and Call Premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
January 5, 2022	[5.50 - 6.50]% of the Principal Amount	[$1,055.00 - $1,065.00]
January 5, 2023	[11.00 - 13.00]% of the Principal Amount	[$1,110.00 - $1,130.00]
January 5, 2024	[16.50 - 19.50]% of the Principal Amount	[$1,165.00 - $1,195.00]
December 30, 2024*	[22.00 - 26.00]% of the Principal Amount	[$1,220.00 - $1,260.00]
The actual Call Premium and Payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be within the ranges specified in the foregoing table. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
*December 30, 2024 is also the Final Calculation Day.
How the Redemption Amount at Maturity is Calculated
If the Fund Closing Price of the Reference Asset is less than the Starting Price on each of the three Call Dates, the Securities will not be automatically called, and on the Maturity Date you will receive a Redemption Amount at Maturity per Security determined as follows:
•	If the Ending Price is less than the Starting Price and greater than or equal to the Threshold Price, the Redemption Amount at Maturity will equal: $1,000; or
•	If the Ending Price is less than the Threshold Price, the Redemption Amount at Maturity will equal: Principal Amount + [Principal Amount x (Percentage Change + Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the price of the Reference Asset in excess of 10.00%.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Reference Asset significantly exceeds the Starting Price on the applicable Call Date. You will not participate in any appreciation of the Reference Asset beyond the applicable Call Premium. If the Securities are not automatically called on any Call Date and the Ending Price is less than the Threshold Price, you will receive less, and possibly 90.00% less, than the Principal Amount of your Securities at maturity.
The Technology Select Sector SPDR® Fund Daily Closing Prices*

140
120
100
80
60
40
20
0
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020

* The graph above illustrates the performance of the Reference Asset from January 1, 2015 through November 27, 2020. The dotted line represents a hypothetical Threshold Price of $110.394, which is equal to 90.00% of $122.66, which was the Closing Price of the Reference Asset on November 27, 2020. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this introductory term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
•
Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 10.00%. If the Percentage Change is negative by more than 10.00%, meaning the Ending Price is less than the Threshold Price, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. Accordingly, if the Securities are not automatically called, you may lose up to 90.00% of your investment in the Securities if the percentage decline from the Starting Price to the Ending Price is greater than 10.00%.

•	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity
•	The Potential Return On The Securities Is Limited To The Call Premium
•	You Will Be Subject To Reinvestment Risk
•	No Interest: The Securities Will Not Bear Interest and, Accordingly, You Will Not Receive Any Interest Payments on the Securities.
•	The Securities Differ from Conventional Debt Instruments
•	Holding the Securities is Not the Same as Holding the Reference Asset Or The Reference Asset Constituent Stocks
•	No Assurance that the Investment View Implicit in the Securities Will Be Successful
•	The Securities are Subject to Market Risk
•	The Securities are Subject to Risks Associated with Investments in the Information Technology Sector and Do Not Provide Diversified Exposure
•	The Price of the Reference Asset May be Affected by the Performance of a Small Number of Companies
•	Past Performance is Not Indicative of Future Performance
•	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and the Amount Payable on, the Securities
•
The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

•	There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund
•	The Value of the Reference Asset May Fluctuate Relative to its NAV
•
The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

•	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
•	The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities
•	The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates
•	The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
•	If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
•	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
•	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
•	The Securities Lack Liquidity

•
Hedging activities by the Bank and/or the Underwriters may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities

•	Market activities by the Bank or the Underwriters for their own respective accounts or for their respective clients could negatively impact investors in the Securities
•
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisor and/or Reference Asset Constituent Stock Issuers

•	Other Investors in the Securities May Not Have the Same Interests as You
•	The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
•	Anti-dilution Adjustments Relating to the Shares of the Reference Asset Do Not Address Every Event that Could Affect Such Shares
•
There is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisor of the Reference Asset and Us and We Are Not Responsible for Any Disclosure By Any of the Reference Asset Constituent Stock Issuers or the Investment Advisor of the Reference Asset

•
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

•	Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia
•	The COVID-19 Virus May Have an Adverse Impact on the Bank
•
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See "Canadian Income Tax Consequences" and "U.S. Federal Income Tax Consequences" in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the Securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the preliminary pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”).The Securities are not sponsored, endorsed, sold or promoted by S&P or The Select Sector SPDR® Fund (the “XLK Fund”). Neither the XLK Fund nor S&P makes any representations or warranties to the holders of the Securities or any member of the public regarding the advisability of investing in the Securities. Neither the XLK Fund nor S&P will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the Securities or in connection with our use of information about the XLK Fund.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.